As filed with the Securities and Exchange Commission on May 3, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
the Securities Act of 1933

CENTENE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	42-1406317
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7700 Forsyth Boulevard St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)
CENTENE CORPORATION
2012 STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

Christopher A. Koster
Senior Vice President, General Counsel and Secretary
Centene Corporation
7700 Forsyth Boulevard
St. Louis, MO 63105
(Name and address of agent for service)

(314) 725-4477
(Telephone number, including area code, of agent for service)

Copies of all correspondence to:
Robert J. Endicott, Esq.
Bryan Cave Leighton Paisner LLP
211 N. Broadway, Suite 3600
St. Louis, Missouri 63102
(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	5,218,816	$60.25	$314,433,664	$34,304.71

(1)    This registration statement also covers an indeterminate number of additional shares of common stock of Centene Corporation (the “Registrant”) that may be issued pursuant to the Centene Corporation 2012 Stock Incentive Plan, as amended , by reason of stock splits, stock dividends, recapitalizations or similar transactions pursuant to rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)    Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 29, 2021 of $60.92 and $59.57, respectively.

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E
Centene Corporation (the “Registrant”) is filing this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), an additional 5,218,816 shares of the Registrant’s Common Stock to be issued pursuant to the 2012 Stock Incentive Plan, as amended (the “Plan”). At the 2021 Annual Meeting of Stockholder of the Registrant held on April 27, 2021, the Registrant’s stockholders approved the increase of shares of the Registrant’s Common Stock issuable under the Plan by up to 15,000,000, subject to the termination of the remaining shares of the Registrant’s Common Stock which had constituted an unused share reserve under the WellCare Health Plans, Inc. (“WellCare”) 2019 Incentive Compensation Plan (the “2019 WellCare Plan”) and had been reserved for issuance of future awards granted by the Registrant under the Plan, and which are subject to the Registration Statement on form S-8 filed January 23, 2020 (Registration No. 333-236036). Accordingly, this Registration Statement covers the incremental 5,218,816 shares issuable under the Plan.
Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s prior registration statements on Form S-8 related to the Plan filed on April 26, 2012 (Registration No. 333-180976), July 30, 2014 (Registration No. 333-197737), March 24, 2016 (Registration No. 333-210376), May 3, 2017 (Registration No. 333-217634) and January 23, 2020 (Registration No. 333-236036) are incorporated herein by reference and this Registration Statement is only required to include those items specified by such instruction.
Unless the context otherwise requires, references made herein to “Centene,” “we,” “us,” “our” and “ours” refer to the Registrant and its consolidated subsidiaries.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
As permitted by the rules of the Securities and Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents listed in (a) through (d) below, which are on file with the SEC, are incorporated herein by reference (except for the portions thereof “furnished” but not “filed” or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this Registration Statement):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 27, 2021;

(c) The Registrant’s Current Reports on Form 8-K filed with the SEC on Current Report on Form 8-K of Centene Corporation filed on January 4, 2021, February 8, 2021, February 10, 2021, February 11, 2021, February 17, 2021, February 18, 2021, March 11, 2021, March 19, 2021, and April 30, 2021;

(d) The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2021 that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

(e) The description of the Registrant’s common stock contained in the our registration statement on Form 8-A filed with the SEC on October 14, 2003, as updated by Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 18, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any document “furnished” but not “filed” shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
None.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to Article Sixth and Seventh of its Certificate of Incorporation and Article VIII of its Amended and Restated By-Laws (the “By-Laws”), the Registrant will indemnify and hold harmless directors and officers who were or are made or are threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by applicable law as it presently exists or is amended. The Registrant has entered into agreements with directors and officers requiring it to indemnify such persons to the fullest extent permitted by the By-Laws. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Centene Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 30, 2021).

3.2	By-laws of Centene Corporation, as amended and restated effective April 27, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 30, 2021).

4.1	Centene Corporation 2012 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 30, 2021).

5.1	Opinion of Counsel.*

23.1	Consent of KPMG LLP, independent registered public accounting firm of Centene Corporation.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

*Filed herewith

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes;
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Clayton, State of Missouri, on May 3, 2021.

CENTENE CORPORATION

By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael F. Neidorff and Jeffrey A. Schwaneke, or either of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael F. Neidorff	Chairman, President and Chief Executive Officer	May 3, 2021
Michael F. Neidorff	(Principal Executive Officer)

/s/ Jeffrey A. Schwaneke	Executive Vice President and Chief Financial Officer	May 3, 2021
Jeffrey A. Schwaneke	(Principal Financial Officer)

/s/ Katie N. Casso	Senior Vice President, Corporate Controller and Chief Accounting Officer	May 3, 2021
Katie N. Casso	(Principal Accounting Officer)

/s/ Orlando Ayala	Director	May 3, 2021
Orlando Ayala

/s/ Jessica L. Blume	Director	May 3, 2021
Jessica L. Blume

/s/ H. James Dallas	Director	May 3, 2021
H. James Dallas

/s/ Robert K. Ditmore	Director	May 3, 2021
Robert K. Ditmore

/s/ Frederick H. Eppinger	Director	May 3, 2021
Frederick H. Eppinger

/s/ Richard A. Gephardt	Director	May 3, 2021
Richard A. Gephardt

/s/ John R. Roberts	Director	May 3, 2021
John R. Roberts

/s/ Lori J. Robinson	Director	May 3, 2021
Lori J. Robinson

/s/ David L. Steward	Director	May 3, 2021
David L. Steward

/s/ Tommy G. Thompson	Director	May 3, 2021
Tommy G. Thompson

/s/ William L. Trubeck	Director	May 3, 2021
William L. Trubeck